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                              ARTHUR ANDERSEN S/C


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As Independent Public Accountants, we hereby consent to the inclusion of our report dated June 10, 1999, related to the financial statements of KD Sistemas de Informacao Ltda. as of December 31, 1998, and of our report on limited review dated June 10, 1999 of KD Sistemas de Informacao Ltda. as of March 31, 1999 and 1998 in this 8-K.

     It should be noted that we have not performed any audit procedures subsequent to the date of our report.


                                       /s/ Arthur Andersen S/C


Rio de Janeiro, Brazil
June 25, 1999.